UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2022

SONOCO PRODUCTS COMPANY
 Commission File No. 001-11261

South Carolina	57-0248420
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
1 N. Second St.
Hartsville, South Carolina 29550
(Address of principal executive offices)(zip code)
Telephone: (843) 383-7000
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
No par value common stock	SON	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On January 21, 2022, Sonoco Products Company (the “Company”) entered into a credit agreement with the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Term Loan Agreement”). The Term Loan Agreement provides the Company with the ability to borrow up to $300 million on an unsecured basis (the “Term Loan Facility”) to finance a portion of the cash consideration for the Company’s acquisition of Ball Metalpack Holdings, LLC. The full $300 million available under the Term Loan Facility was drawn on January 26, 2022 (the “Funding Date”).

Borrowings under the Term Loan Facility, net of any prepayments, will become payable in full on the third anniversary of the Funding Date. Borrowings under the Term Loan Facility will bear interest at a fluctuating rate per annum equal to, at the Company’s option, (i) the forward-looking Secured Overnight Financing Rate term rate (such borrowings, “Term SOFR Loans”) or (ii) a base rate, plus, in each case, an applicable margin calculated based on the Company’s credit ratings. The Company has designated its borrowings under the Term Loan Facility as Term SOFR Loans, and the margin currently applicable to Term SOFR Loans is 1.225%. There is no required amortization, and voluntary prepayments of borrowings under the Term Loan Facility are permissible without penalty, subject to certain conditions pertaining to minimum notice and minimum prepayment and reduction amounts as described in the Term Loan Agreement.

The Term Loan Agreement contains various customary representations and warranties and affirmative and negative covenants, as more fully described in the Term Loan Agreement. The Term Loan Agreement also contains various customary events of default (subject to grace periods, as applicable) including, among others: nonpayment of principal, interest or fees; breach of covenant; payment default on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; inability to pay debts; certain unsatisfied judgments; certain ERISA-related events; the invalidity or unenforceability of the Term Loan Agreement or certain other documents executed in connection therewith; and the occurrence of a change of control.

The foregoing description of the Term Loan Agreement and the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Term Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Certain of the lenders under the Term Loan Facility and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and/or its subsidiaries (including in connection with the transactions described in this Current Report on Form 8-K), for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Credit Agreement, dated as of January 21, 2022, among Sonoco Products Company, as Borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: January 26, 2022	By:	/s/Julie C. Albrecht
Julie C. Albrecht
Vice President and Chief Financial Officer